EXHIBIT 4.11
GUARANTEE
     GUARANTEE dated as of September 2, 2005 of The Premcor Refining Group Inc., a Delaware corporation (“Premcor Refining”), for the benefit of J.P. Morgan Trust Company, National Association (“JPMorgan”) and The Bank of New York Trust Company, N.A., as successor trustee to The Bank of New York (“BONY”) (collectively, the “Trustees”), and holders (“Holders”) from time to time of the Notes (as defined herein) of Valero Energy Corporation, a Delaware corporation and the indirect parent of Premcor Refining (“Valero”).
RECITALS
     WHEREAS, Valero (as successor to Diamond Shamrock, Inc.) and JPMorgan (as successor to The First National Bank of Chicago) have executed an Indenture dated December 15, 1989 (as supplemented to date, the “1989 Indenture”), pursuant to which Valero’s (i) 7 1/4% Debentures due June 15, 2010; (ii) 8 3/4% Debentures due June 15, 2015; and (iii) 7.65% Debentures due July 1, 2026 (collectively, the “1989 Indenture Notes”) were issued;
     WHEREAS, Valero (as successor to Ultramar Diamond Shamrock Corporation) and BONY have executed an Indenture dated March 15, 1994 (as supplemented to date, the “1994 Indenture”), pursuant to which the Valero’s (i) 7.20% Senior Notes due October 15, 2017; (ii) 6.75% Senior Notes due October 15, 2037; and (iii) 7.45% Senior Notes due October 15, 2097 (collectively, the “1994 Indenture Notes”) were issued;
     WHEREAS, Valero and BONY have executed an Indenture dated December 12, 1997 (as supplemented to date and collectively with the 1989 Indenture and the 1994 Indenture, the “Indentures”), pursuant to which Valero’s (i) 6.311% CORE Notes due November 30, 2007; (ii) 3.50% Notes due April 1, 2009; (iii) 4.75% Notes due June 15, 2013; (iv) 4.75% Notes due April 1, 2014; (v) 6⅞% Notes due April 15, 2007; (vi) 6⅞% Notes due April 15, 2012; (vii) 7⅜% Notes due March 15, 2006; (viii) 7 1/2% Notes due April 15, 2032; (ix) 6.70% Senior Notes due January 15, 2013; and (x) 8 3/4% Notes due June 15, 2030 (collectively with the 1989 Indenture Notes and the 1994 Indenture Notes, the “Notes”) were issued;
     WHEREAS, Premcor Refining desires to provide for the unconditional guarantee by Premcor Refining of the due and punctual payment of the principal of, premium (if any) and interest on, and all other amounts due under, the Notes and the Indentures;
     WHEREAS, the board of directors of Premcor Refining have determined that the execution and delivery hereof and the performance by Premcor Refining of its obligations hereunder reasonably may be expected to benefit, directly or indirectly, Premcor Refining;
     NOW, THEREFORE, Premcor Refining hereby agrees, for the benefit of each of the Trustees and for the equal and proportionate benefit of all Holders of the Notes, as follows:

ARTICLE ONE
THE GUARANTEE
Section 1.01 Guarantee.
     Premcor Refining hereby unconditionally guarantees to the Holders from time to time of the Notes of each series (a) the full and prompt payment of the principal of and any premium on any Note of such series when and as the same shall become due, whether at the stated maturity thereof, by acceleration, redemption or otherwise, and (b) the full and prompt payment of any interest on and any additional amounts with respect to any Note of such series when and as the same shall become due, subject in each case to any applicable grace period or notice requirement or both (the “Guarantee”). Premcor Refining also hereby unconditionally guarantees to each of the Trustees the full and prompt payment of all amounts due it from Valero under each Indenture. The Guarantee hereunder constitutes a guarantee of payment and not of collection.
     The obligations of Premcor Refining hereunder with respect to a series of Notes shall be absolute and unconditional and shall remain in full force and effect until (i) the entire principal of, premium (if any) and interest on and any additional amounts with respect to the Notes of such series shall have been paid or provided for in accordance with the provisions of such series and of the applicable Indenture, and (ii) all amounts due to each of the Trustees under each Indenture shall have been paid, irrespective of the validity, regularity or enforceability of any Note of such series or such Indenture, any change or amendment thereto, the absence of any action to enforce the same, any waiver or consent by any of the Trustees or the Holder of any Note of such series with respect to any provision of such Note or such Indenture, the recovery of any judgment against Valero or any action to enforce the same, or any other circumstances that may otherwise constitute a legal or equitable discharge or defense of a guarantor. Premcor Refining hereby waives presentment or demand of payment or notice to Premcor Refining with respect to such Note and the obligations evidenced thereby or hereby. Premcor Refining further waives any right of set-off or counterclaim it may have against any Holder of a Note arising from any other obligations any such Holder may have to Valero or Premcor Refining.
Section 1.02 Solvency.
     After giving effect to this Guarantee, Premcor Refining (i) is solvent, has capital not unreasonably small in relation to its business or any contemplated or undertaken transaction and has assets having a value both at fair valuation and at present fair saleable value greater than the amount required to pay Premcor Refining’s debts as they become due and greater than the amount that will be required to pay Premcor Refining’s probable liability on its existing debts as they become absolute and matured; (ii) does not intend to incur or believe or should have believed that it will incur, debts beyond its ability to pay such debts as they become due; (iii) will not be rendered insolvent by the execution, delivery and performance of its obligations under this Guarantee; and (iv) does not intend to hinder, delay or defraud its creditors by or through the execution, delivery or performance of its obligations under this Guarantee.

Section 1.03 General Limitation on Guarantee Obligations.
     In any action or proceeding involving any state corporate law, or any state or Federal bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of Premcor Refining under this Guarantee would otherwise be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of Premcor Refining’s liability under this Guarantee, then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by Premcor Refining, any Holder of Notes of a series or any other person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.
Section 1.04 Subrogation.
     Premcor Refining shall be subrogated to all rights against Valero of any Holder of Notes of a series in respect of any amounts paid by Premcor Refining pursuant to the provisions of the Guarantee; provided, however, that Premcor Refining shall be entitled to enforce, or to receive any payments arising out of or based upon, such right of subrogation only after the expiration of two years and one day after the principal of, premium (if any) and interest on and any additional amounts with respect to all Notes of such series have been paid in full.
Section 1.05 Guarantee for Benefit of Holders.
     The Guarantee is entered into by Premcor Refining for the benefit of each of the Trustees and the Holders from time to time of the Notes. Such provisions shall not be deemed to create any right in, or to be in whole or in part for the benefit of, any person other than the Trustees, Premcor Refining, the Holders from time to time of the Notes and their permitted successors and assigns.
Section 1.06 No Recourse Against Others.
     A director, officer, employee, stockholder, partner or other owner of Premcor Refining, as such, shall not have any liability for any obligations of Premcor Refining under the Guarantee or for any claim based on, in respect of or by reason of such obligations or their creation.
ARTICLE TWO
MISCELLANEOUS
Section 2.01 Trust Indenture Act Controls.
     If any provision of this Guarantee limits, qualifies or conflicts with any provision of the Trust Indenture Act that is required under such Act to be part of and govern this Guarantee, the latter provision shall control. If any provision hereof modifies or excludes any provision of the Trust Indenture Act that may be so modified or excluded, the latter provision shall be deemed to apply to this Guarantee, as so modified or excluded, as the case may be.

Section 2.02 Notices.
     Any notice or communication provided for herein shall be duly given if in writing and delivered in person or mailed by mail (registered, return receipt requested, first-class postage prepaid), facsimile or overnight air courier guaranteeing next day delivery, as follows:
(a)	If to the Trustees, to the address set forth in the applicable Indenture;

(b)	If to Premcor Refining:
The Premcor Refining Group Inc.
One Valero Way
San Antonio, Texas 78249
Attn: Chief Financial Officer
Telephone: (210) 345-2000
Facsimile: (210) 345-2646
     Premcor Refining or any of the Trustees by notice to the other may designate additional or different addresses for subsequent notices or communications.
     All such notices and communications shall be in writing and shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; 10 business days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if by facsimile; and the next business day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery. If, by reason of the suspension of regular mail service or by reason of any other cause, it shall be impracticable to give such notice or communication by mail, then such notice or communication as shall be made with the approval of the Trustees shall constitute a sufficient notification or communication for every purpose hereunder.
Section 2.03 Date and Time of Effectiveness.
     This Guarantee shall become a legally effective and binding instrument at and as of the date hereof.
Section 2.04 Notes Deemed Conformed.
     As of the date hereof, the provisions of the Notes shall be deemed to be conformed, without the necessity for any reissuance or exchange of such Note or any other action on the part of the Holders of Notes, Valero or any of the Trustees, so as to reflect this Guarantee.
Section 2.05 Successors.
     All agreements of Premcor Refining in this Guarantee shall bind its successors and assigns, whether or not so expressed.

Section 2.06 Benefits of Guarantee.
     Nothing in this Guarantee, express or implied, shall give to any person, other than the parties hereto and their successors hereunder and the Holders of Notes, any benefit or any legal or equitable right, remedy or claim under this Guarantee.
Section 2.07 Separability.
     In case any provision in this Guarantee shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.
Section 2.08 Headings.
     The section headings of this Guarantee have been inserted for convenience of reference only, are not to be considered a part of this Guarantee and shall in no way modify or restrict any of the terms or provisions hereof.
Section 2.9 GOVERNING LAW.
     THIS GUARANTEE SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK.
Section 2.10 Amendments.
     This Guarantee may be amended by the parties hereto by an instrument in writing signed on behalf of each of the parties. Upon the execution of any such amendment, this Guarantee shall be modified in accordance therewith, and such amendment shall form a part of this Guarantee for all purposes; and every Holder of Notes shall be bound thereby.
Section 2.11 Counterparts.
     This Guarantee may be executed in two or more counterparts, each of which shall constitute an original, but all of which when taken together shall constitute the same instrument.
Section 2.12 Trustees Not Responsible for Recitals.
     The recitals herein contained are made by Premcor Refining, and not by the Trustees, and the Trustees assume no responsibility for the correctness thereof. The Trustees make no representations as to the validity or sufficiency of this Guarantee.

     IN WITNESS WHEREOF, The Premcor Refining Group Inc. has caused this Guarantee to be duly executed as of the day and year first above written.

THE PREMCOR REFINING GROUP INC.
By:	/s/ Michael S. Ciskowski
	Name:	Michael S. Ciskowski
	Title:	Executive Vice President and Chief Financial Officer

ACKNOWLEDGED this 2nd day of
September, 2005.
J.P. MORGAN TRUST COMPANY, NATIONAL ASSOCIATION,
as Trustee

By: /s/ George N. Reaves

       Name: George N. Reaves
       Title: Vice President

ACKNOWLEDGED this 2nd day of
September, 2005.
THE BANK OF NEW YORK TRUST COMPANY, N.A., as Trustee

By: /s/ Patrick T. Giordano

       Name: Patrick T. Giordano
       Title: Vice President